As filed with the Securities and Exchange Commission on April 21, 2025

Registration No.:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 JEWETT-CAMERON TRADING

COMPANY LTD.

(Exact name of registrant as specified in its charter)

British Columbia	None
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

32275 N.W. Hillcrest, North Plains, Oregon 97133

(Address of principle executive offices, including zip code)

Jewett-Cameron 2024 Restricted Share Plan

(Full Title of the Plan)

Chad Summers

Chief Executive Officer

Jewett-Cameron Trading Company Ltd.

32275 N.W. Hillcrest

North Plains, Oregon 97133

503-647-0110

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Jewett-Cameron Trading Company Ltd., a corporation organized under the laws of British Columbia, Canada (the “Company” or “Registrant”), to register 35,181 of its common shares, no par value per share (“Common Shares”), issuable under the Registrant’s 2024 Restricted Share Plan (the “2024 Plan”), which was approved by the Company’s shareholders on February 21, 2025 (the “Approval Date”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be delivered to the participants in the Jewett-Cameron 2024 Restricted Share Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Jewett-Cameron Trading Company Ltd., (the Company or the Registrant), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the Exchange Act), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

•	The Company’s Form 10-K for the fiscal year ended August 31, 2024, filed with the SEC on November 20, 2024.
•	The Company’s Form 10-Q for the fiscal quarter ended November 30, 2024, filed with the SEC on January 14, 2025.
•	The Company’s Form 10-Q for the fiscal quarter ended February 28, 2025, filed with the SEC on April 14, 2025.

In addition, all reports and other documents that the Company files pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, after the date of this Registration Statement (other than any documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such Items) and before the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of those documents (such documents, and the documents listed above, being the “incorporated documents”). Any report, document or portion thereof that is “furnished” to, but not “filed” with, the SEC under the Federal securities laws shall not be deemed to be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Richards Buell and Sutton LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6.	Indemnification of Directors and Officers.

Subject to the Business Corporations Act (British Columbia), the Company’s Articles require the Company to indemnify a director, former director, or alternate director of the Company, and such person’s heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must pay the expenses actually and reasonably incurred by such person in respect of that proceeding. The Company may also indemnify any other person. The failure of an officer, director, or alternate director of the Company to comply with the Business Corporations Act or the Company’s Articles does not invalidate any indemnity to which the person is entitled.

Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition, British Columbia laws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under British Columbia law. We currently maintain liability insurance for our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number		Exhibit Description

4.1		Certificate of Incorporation of Jewett-Cameron Trading Company Ltd. (incorporated by reference to Exhibit 4.1 to the Jewett-Cameron Trading Company Ltd. Registration Statement on Form S-8, File Number 333-251167, filed on December 7, 2020.)
4.2		Articles and Bylaws of Jewett-Cameron Trading Company Ltd. under the Business Corporations Act (British Columbia) (incorporated by reference to Exhibit 4.2 to the Jewett-Cameron Trading Company Ltd. Registration Statement on Form S-8, File Number 333-251167, filed on December 7, 2020.)
4.3	*	Copy of the Jewett-Cameron Trading Company Ltd. 2024 Restricted Share Plan
4.4	*	Form of Stock Award Agreement for awards under the Jewett-Cameron Trading Company Ltd. 2024 Restricted Share Plan.
5.1	*	Opinion of Richards Buell Sutton LLP
23.1	*	Consent of Richards Buell Sutton LLP (included in Exhibit 5.1)
23.2	*	Consent of Davidson & Company LLP
24.1	*	Power of Attorney of all directors of the board of directors of the Registrant (included on the signature pages of this registration statement)
107	*	Calculation of the Filing Fee Table

* Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Plains, State of Oregon, on this 21st day of April, 2025.

Jewett-Cameron Trading Company Ltd.

By:	/s/ “Chad Summers”
Chad Summers
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Chad Summers	President, Chief Executive Officer and	April 21, 2025
Chad Summers	Director (Principal Executive Officer)
/s/ Mitch Van Domelen	Chief Financial Officer	April 21, 2025
Mitch Van Domelen	(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chad Summers and Mitch Van Domelen, and each of them as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: April 21, 2025	By: /s/ “Charles Hopewell Charles Hopewell, Chairman and Director

Dated: April 21, 2025	By: /s/ “Geoff Guilfoy” Geoff Guilfoy, Director

Dated: April 21, 2025	By: “/s/ Mike Henningsen” Mike Henningsen, Director

Dated: April 21, 2025	By: /s/ “Sarah Johnson” Sarah Johnson, Director

Dated: April 21, 2025	By: /s/ “Subriana Pierce” Subriana Pierce, Director

Dated: April 21, 2025	By: /s/ “Michelle Walker” Michelle Walker, Director

Dated: April 21, 2025	By: /s/ “Ian Wender” Ian Wendler, Director